[API LOGO]
                            Contact:
                            Richard Kurtz, Advanced Photonix, Inc. (805)987-0146 Richard Moyer, Cameron Associates (212) 554-5466


                             ADVANCED PHOTONIX, INC.
                 REPORTS FOURTH QUARTER AND FISCAL 2006 RESULTS

ANN ARBOR, MI, JUNE 29, 2006 --Advanced Photonix, Inc.(R) (AMEX:API) (the "Company") today reported its fourth quarter and year-end fiscal 2006 results. The Company reported a net loss of $(2,624,000), or $(0.14) per diluted share, on sales of $6,803,000 for its fourth quarter ended March 31, 2006, as compared with net income of $4,612,000, or $0.29 per diluted share, on sales of $3,989,000 for the quarter ended March 27, 2005.For the twelve months ended March 31, 2006, the Company reported a net loss of $(3,465,000), or $(0.20) per diluted share, on sales of $23,585,000, as compared with net income of $5,254,000, or $0.34 per diluted share, on sales of $14,803,000 for the twelve months ended March 27, 2005.

The pro forma net loss for the twelve month period ended March 31, 2006 was $(635,000), or $(0.04) per share, compared to pro forma net income of $727,000 or $0.05 per share, for the comparable period a year ago. Pro forma net income is net income as determined in accordance with generally accepted accounting principles (GAAP) increased by prepaid finance expense amortization, intangible/patent amortization, goodwill impairment, and interest expense related to financing for acquisitions and reduced by income tax provision decreases due to deferred tax asset valuation allowances.

On an EBITDA basis (GAAP earnings before interest, taxes, depreciation, and amortization), the Company reported a net loss of $(476,000) for the fourth quarter of 2006 and a net gain of $870,000 for the twelve month period ended March 31, 2006. This compares to a net gain of $179,000 and $1,220,000, respectively, for the fourth quarter of 2005 and the twelve-month period ended March 27, 2005.

The Company's revenues for fiscal 2006 were $23.6 million, an increase of $8.8 million, or 59%, over revenues of $14.8 million for the fiscal year ended March 27, 2005. Approximately $7.6 million of the increase was attributable to revenues from the Picometrix acquisition in May 2005. The remaining increase of $1.2 million reflects an overall increase in shipments of 8% to customers in each of the Company's remaining markets over the prior year.

The most significant revenue increases came from the telecommunications, homeland security and industrial sensing markets. The acquisition of Picometrix significantly extended the Company's penetration into the telecommunications market with high-speed optical receiver products and the homeland security market with Terahertz contracts and products. Revenue in the telecommunications market was $3,129,000 compared to $86,000 in the prior year. Revenue in the homeland security market was $2,009,000 compared to zero in the prior year. Revenue in the industrial sensing market was $10,359,000, an increase of $2,999,000, or 41%, over the prior year due to the additional revenue from the recent acquisitions and organic growth. Revenue in the military market was $5,860,000 compared to $4,875,000 in the prior year, an increase of $985,000, or 20%. Revenue in the medical market was $2,228,000, a decrease of $254,000, or 10%, over the prior year due primarily to price reductions only partially offset by volume increases. As expected, the increased diversification and larger customer base achieved through the Company's acquisitions have resulted in net revenues meeting our expectations for the most recent fiscal year. The Company continues to expect consolidated revenue to increase in fiscal 2007 as compared to fiscal 2006; however our shipment schedules and thus recognition of revenue are primarily dependent on customer defined delivery schedules. As such, our quarter-to-quarter comparisons often vary for revenue and revenues by market, due to fluctuations in customer

[BOTTOM OF LETTERHEAD]

[API LOGO]
                            Contact:
                            Richard Kurtz, Advanced Photonix, Inc. (805)987-0146 Richard Moyer, Cameron Associates (212) 554-5466

delivery schedules, which are beyond our control.

Cost of product sales was $14.4 million in 2006 (61% of sales) compared to $10.1 million in 2005 (68% of sales). Cost of product sales in 2006 included a $1.1 million obsolete and slow moving inventory write-off in our California facility during the fourth quarter. Gross profit was $9.2 million in 2006 (an increase of 96%) compared to $4.7 million in 2005. The increase in gross profit is primarily attributable to the acquisition of Picometrix, whose products carry higher gross margins

The Company is actively seeking ways to minimize costs and improve manufacturing efficiencies to increase gross profit margins, and have made this a priority for fiscal 2007. In that regard one of the major steps the Company is now undertaking is the previously announced consolidation of wafer fabrication from California and Wisconsin into the Ann Arbor facility.

Research and development expenses were $3.0 million in 2006 compared to $146,000 in 2005. The increase in Research & Development expenses is primarily the result of the Company's Picometrix acquisition. The Company expects that Research & Development expenses will increase in fiscal 2007, reflecting new opportunities as a result of the Picometrix acquisition.

Marketing and sales expenses were $1.9 million in 2006, (8% of sales) compared to $1.2 million in 2005 (8% of sales). The increase is primarily attributable to telecommunications sales and marketing expenses. The Company is anticipating continuing to build sales & marketing expenses in the telecommunications, home land security, military and industrial sensing markets to support our growth in these markets.

General and administrative expenses were $6.8 million in 2006 (29% of sales), including amortization and goodwill impairment expense, compared to $2.7 million in 2005 (18% of sales). The increase is primarily attributable to $2.6 million of intangible write-offs and amortization, including goodwill impairment of $814,000 for Texas Optoelectronics, $1.4 million amortization of intangibles related to the Picometrix acquisition, and $387,000 of financing expense amortization primarily related to the Picometrix acquisition. The balance of $1.5 million in increased General & Administrative expenses is the result of added corporate expenses related to the Picometrix acquisition and Sarbanes-Oxley Act compliance expenses. The Sarbanes-Oxley Act section 404, internal controls, requires the Company to be compliant by fiscal year ending March 2008, based on current market capitalization. External costs required to be in compliance will materially increase over the next two years.

Richard Kurtz, Chairman and Chief Executive Officer, commented, "Fiscal 2006 has been an exciting year. We have taken API from a single product line to a three product line company, offering Optosolutions, High Speed Optical Receivers and Terahertz Instrumentation. This expansion of our offerings brings new technology, new customers, new market opportunities, increased revenues and significant growth possibilities to API. Our new operations team in California has made corrections to the manufacturing and inventory issues that significantly impacted our performance in 2006. In fiscal 2007, we intend to focus on the execution and delivery of these new growth opportunities across all of our product lines in order to build value for our shareholders. Looking to 2007 we are projecting revenues to grow 15% to 20% over 2006".

This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, will also be

[BOTTOM OF LETTERHEAD]

[API LOGO]
                            Contact:
                            Richard Kurtz, Advanced Photonix, Inc. (805)987-0146 Richard Moyer, Cameron Associates (212) 554-5466


available on our website under the "Investor Relations" link.

The Company will hold a conference call to discuss the results for the fourth quarter and fiscal year ended March 31, 2006 on Thursday, June 29, 2006, at 5:00 PM EST. Participants can dial into the conference call at 866-831-6267 (617-213-8857 for international) using the pass code 95048404. The call will be webcast live by CCBN and can be accessed at Advanced Photonix's web site at http://investor.advancedphotonix.com/ or at www.earnings.com. An audio replay of the call will be available shortly thereafter the same day and will remain on-line for two weeks. The replay number is 888-286-8010 (617-801-6888 for international) using pass code 45855391.

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, risks associated with the integration of newly acquired businesses, technological obstacles which may prevent or slow the development and/or manufacture of new products, limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company and a decline in the general demand for optoelectronic products.


                             ADVANCED PHOTONIX, INC.
                              FINANCIAL HIGHLIGHTS

                                                Quarter ended                 Twelve months ended
                                            March           March           March             March
                                          31, 2006         27, 2005        31, 2006         27, 2005
                                        ------------     ------------    ------------     ------------
Other Financial Data:
  Net Sales .........................   $  6,803,000     $  3,989,000    $ 23,585,000     $ 14,803,000
Gross Profit ........................      1,913,000        1,157,000       9,183,000        4,732,000
      Percent to Net Sales ..........           28.1%            29.0%           38.9%            32.0%
Net Income (Loss) ...................   $ (2,624,000)    $  4,612,000    $ (3,465,000)    $  5,254,000
Net Earnings per share ..............   $      (0.14)    $       0.34    $      (0.20)    $       0.39
Diluted earnings per share ..........   $      (0.14)    $       0.29    $      (0.20)    $       0.34
Weighted Number of shares outstanding     18,882,000       13,544,000      17,477,000       13,461,000


NON-GAAP FINANCIAL MEASURES
The Company provides pro forma Net Income and EBITDA as supplemental financial information regarding the Company's operational performance. These Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. pro forma Net Income and EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from similar measures used by other companies. Reconciliation of pro forma Net Income and EBITDA to GAAP net income and loss are set forth in the financial schedule section below.

[BOTTOM OF LETTERHEAD]

[API LOGO]
                            Contact:
                            Richard Kurtz, Advanced Photonix, Inc. (805)987-0146 Richard Moyer, Cameron Associates (212) 554-5466




                     RECONCILIATION OF EBITDA TO GAAP INCOME

                                                  Quarter ended                Twelve months ended
                                                March         March            March         March
                                               31, 2006      27, 2005        31, 2006       27, 2005
                                             -----------    -----------    -----------    -----------

Net Income (Loss) ........................   $(2,624,000)   $ 4,612,000    $(3,465,000)   $ 5,254,000
Adjustments
     Depreciation ........................       248,000        100,000        829,000        369,000
     Net Interest expense (income) .......       390,000         70,000        874,000        111,000
     Amortization - intangibles/patents ..       458,000         28,000      1,403,000        117,000
    Amortization - prepaid finance expense       210,000         81,000        387,000         81,000
    Goodwill impairment expense ..........       814,000              -        814,000              -
    Income Tax provision .................        28,000     (4,712,000)        28,000     (4,712,000)

                    EBITDA ...............   $  (476,000)   $   179,000    $   870,000    $ 1,220,000


                RECONCILIATION OF PROFORMA INCOME TO GAAP INCOME

                                                       Quarter ended                Twelve months ended
                                                    March           March           March           March
                                                   31, 2006        27, 2005       31, 2006         27, 2005
                                                 ------------    ------------    ------------    ------------

Net Income (Loss) ............................   $ (2,624,000)   $  4,612,000    $ (3,465,000)   $  5,254,000
Adjustments
     Interest expense - convertible notes ....        242,000         141,000         388,000         141,000
     Amortization - Picometrix ...............        425,000               -       1,241,000               -
    intangibles/patents
    Amortization - prepaid finance expense ...        210,000          81,000         387,000          81,000
    Goodwill impairment expense -TOI .........        814,000               -         814,000               -
    Income tax provision decrease - deferred .              -      (4,749,000)              -      (4,749,000)
    tax asset valuation allowance

                           PROFORMA NET INCOME   $   (933,000)   $     85,000    $   (635,000)   $    727,000
               PROFORMA NET EARNINGS PER SHARE   $      (0.05)   $       0.01    $      (0.04)   $       0.05
                    DILUTED EARNINGS PER SHARE   $      (0.05)   $       0.01    $      (0.04)   $       0.05
 WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING     18,882,000      13,544,000      17,477,000      13,461,000

ADVANCED PHOTONIX, INC.(R) (AMEX - API) IS A LEADING VERTICALLY INTEGRATED OPTOELECTRONIC SEMICONDUCTOR MANUFACTURER OF OPTOELECTRONIC SOLUTIONS, HIGH-SPEED OPTICAL RECEIVERS AND TERAHERTZ INSTRUMENTATION TO A GLOBAL OEM CUSTOMER BASE. PRODUCTS INCLUDE PATENTED SILICON (SI), INDIUM PHOSPHIDE (INP) AND GALLIUM ARSINIDE (GAAS) BASED APD, PIN, AND FILTRODE(R) PHOTODETECTORS; HIGH-SPEED OPTICAL RECEIVERS; AND THE T-RAY(TM) 2000 AND QA1000 THZ PRODUCT PLATFORMS. MORE INFORMATION ON ADVANCED PHOTONIX CAN BE FOUND AT HTTP://WWW.ADVANCEDPHOTONIX.COM.